Amount of the single insured bond which each investment company would have provided and maintained had each such company had not been named as an insured under the present joint insured bond:

Company	Assets	Minimum Amount of Bond
Advisors’ Inner Circle Fund	11,005,815,512	2,500,000
CNI Charter Funds	6,648,275,649	2,500,000
The Advisors’ Inner Circle Fund II	3,038,808,883	1,900,000
Bishop Street Funds	665,593,844	900,000
Causeway Capital Management Trust	1,394,103,267	1,250,000
Oak Associates	346,875487	750,000
SEI Asset Allocation Trust	1,778,252,256	1,500,000
SEI Daily Income Trust	12,526,219,648	2,500,000
SEI Institutional International Trust	3,244,398,523	1,900,000
SEI Institutional Investments Trust	21,770,035,455	2,500,000
SEI Institutional Managed Trust	12,364,853,849	2,500,000
SEI Investments Distribution Co.	0	0
SEI Investments Global Funds Services	0	0
SEI Investments Management Corp.	0	0
SEI Liquid Asset Trust	1,560,344,790	1,500,000
SEI Tax Exempt Trust	4,561,430,290	2,500,000
The Arbitrage Fund	257,332,608	750,000
SEI Opportunity Fund, L.P.	54,140,469	400,000
SEI Structured Credit LP	78,691,733	450,000
SEI Alpha Strategy Portfolios LP	735,950,414	900,000